Exhibit 10.1

Execution Version

SERIES X PREFERRED STOCK PURCHASE AGREEMENT

December 15, 2021

by and among

ASPIRATION PARTNERS, INC.

INTERPRIVATE III FINANCIAL PARTNERS, INC.

and

OCM ASPIRATION HOLDINGS, LLC

Table of Contents

1. Purchase and Sale of Preferred Stock		5

1.1	Sale and Issuance of Series X Preferred Stock	5
1.2	Closing; Delivery	6
1.3	Use of Proceeds	6
1.4	Allocation of Purchase Price	6
1.5	Defined Terms Used in this Agreement	7

2. Representations and Warranties of the Company		19

2.1	Organization and Qualification	19
2.2	Company Subsidiaries	19
2.3	Capitalization	20
2.4	Due Authorization	21
2.5	Valid Issuance of Shares	22
2.6	No Conflict; Governmental Consents and Filings	22
2.7	Legal Compliance; Approvals	23
2.8	Government Contracts	24
2.9	Financial Statements	24
2.10	No Undisclosed Liabilities	25
2.11	Absence of Certain Changes or Events	25
2.12	Litigation	25
2.13	Company Benefit Plans	25
2.14	Labor Relations	27
2.15	Real Property; Tangible Property	29
2.16	Taxes	30
2.17	Environmental Matters	32
2.18	Brokers; Third Party Expenses	33
2.19	Intellectual Property	33
2.20	Privacy	36
2.21	Agreements, Contracts and Commitments	37
2.22	Insurance	39
2.23	Related Party Transactions	39
2.24	Anti-Corruption; Sanctions	39
2.25	Vendors	40
2.26	Sufficiency of Assets	40
2.27	Rights of Registration and Voting Rights	41
2.28	Merger Agreement	41
2.29	Disclosure of Information	41
2.30	Disclaimer of Other Warranties	41

3. Representations and Warranties of Parent		42

3.1	Organization and Qualification	42

3.2	Parent Subsidiaries	43
3.3	Capitalization	43
3.4	Valid Issuance of Parent Series X Shares	44
3.5	Due Authorization	44
3.6	No Conflict; Required Filings and Consents	45
3.7	Compliance; Approvals	45
3.8	Parent SEC Reports and Financial Statements	45
3.9	Absence of Certain Changes or Events	47
3.10	Information Supplied	47
3.11	Merger Agreement	47
3.12	Disclosure of Information	47
3.13	Disclaimer of Other Warranties	48

4. Representations and Warranties of Purchaser		48

4.1	Due Authorization	48
4.2	Purchase Entirely for Own Account	49
4.3	Disclosure of Information	49
4.4	Restricted Securities	49
4.5	No Public Market	49
4.6	Legends	49
4.7	Accredited Investor	50
4.8	Investor	50
4.9	No General Solicitation	51
4.10	Residence	51
4.11	Exculpation	51
4.12	Disclaimer of Other Warranties	51

5. Covenants		52

5.1	A&R Merger Agreement	52
5.2	Warrant; Registration Rights Agreement	52
5.3	Convertible Promissory Note	52
5.4	Parent Certificate of Designations	53
5.5	Regulatory Filings	53
5.6	Taxes	54
5.7	Status; Notifications	55
5.8	Other Filings; Press Release	55
5.9	Termination of Obligations	55

6. Indemnification		55

6.1	Indemnity by the Company	55
6.2	Indemnity by Parent	56
6.3	Indemnity by Purchaser	56
6.4	Expiration of Representations and Warranties; Exclusive Remedy	56
6.5	Limitations on Liability.	57

6.6	Third Party Claims.	58
6.7	Direct Claims	59
6.8	Certain Tax Matters	59

7. Miscellaneous		59

7.1	Successors and Assigns	59
7.2	Governing Law	60
7.3	Counterparts	60
7.4	Titles and Subtitles; Disclosure Schedules	60
7.5	Notices	60
7.6	No Finder’s Fees	61
7.7	Further Assurances	61
7.8	Transaction Expenses	61
7.9	Amendments and Waivers	62
7.10	Severability	62
7.11	Delays or Omissions	62
7.12	Entire Agreement	62
7.13	Corporate Securities Law	62
7.14	Dispute Resolution	62
7.15	WAIVER OF JURY TRIAL	63
7.16	Waiver of Conflicts	63
7.17	Specific Performance	64
7.18	Trust Account Waiver; Non-Recourse	64

SERIES X PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES X PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of December 15, 2021, by and among Aspiration Partners, Inc., a Delaware corporation (the “Company”), InterPrivate III Financial Partners Inc., a Delaware corporation (“Parent”) and OCM Aspiration Holdings, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, the Company, Parent and certain Subsidiaries of Parent entered into that certain Agreement and Plan of Merger, dated August 18, 2021 (the “Merger Agreement”), pursuant to which the parties thereto intend to enter into a series of business combination transactions by which a successor entity of the Company will become a wholly-owned Subsidiary of Parent (collectively, the “de-SPAC Transactions”);

WHEREAS, prior to the consummation of the de-SPAC Transactions, on the terms and subject to the conditions set forth herein, Purchaser desires to invest in, and the Company desires to issue to Purchaser, shares of Series X Preferred Stock, par value $0.0001 per share, of the Company (the “Series X Preferred Stock”);

WHEREAS, substantially concurrently with the parties’ execution and delivery of this Agreement: (i) the Company, Parent and Purchaser have duly executed and delivered, as applicable, the Investor Rights Agreements (as defined herein); and (ii) the Parent and Purchaser have duly executed and delivered the Subscription Agreement (as defined herein) (together with this Agreement, collectively, the “Transaction Agreements”);

WHEREAS, in connection with the transactions contemplated by this Agreement (the “Transactions”), the Company has adopted and filed the Certificate of Designations in the form of Exhibit B attached to this Agreement (the “Certificate of Designations”); and

WHEREAS, concurrently with the consummation of the Transactions, the Company and Parent have duly executed and delivered the Amended and Restated Agreement and Plan of Merger in the form delivered to Purchaser on the date hereof (the “A&R Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1 Sale and Issuance of Series X Preferred Stock. On the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to Purchaser at the Closing the number of shares of Series X Preferred Stock set forth opposite Purchaser’s name in Exhibit A hereto with a purchase price of $9.00 per share (the “Purchase Price”), with the Purchase Price reflecting one dollar ($1.00) of original issue discount price to the Liquidation Preference (as defined in the Certificate of Designations) of the Series X Preferred Stock of $10.00 per share, for an aggregate Purchase Price of two hundred and fifty million dollars ($250,000,000) (accounting for the original issue discount price). The shares of Series X Preferred Stock issued to Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2 Closing; Delivery. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, immediately following the execution and delivery of this Agreement, or at such other time and place as the Company, Parent and Purchaser shall mutually agree upon, orally or in writing (the “Closing”). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.” At the Closing:

(a) Purchaser shall (i) pay (or cause to be paid) to the Company the aggregate Purchase Price payable by each such Purchaser by wire transfer to a bank account designated by the Company prior to the date of this Agreement, (ii) deliver to the Company executed counterparts to the Investor Rights Agreements, (iii) deliver to Parent executed counterparts to the Subscription Agreement, and (iv) deliver to the Company executed counterparts to the Subordination Agreement; and

(b) the Company or Parent, as applicable, shall deliver, or cause to be delivered, to Purchaser:

(i) a certified copy of the Certificate of Designations that was duly filed with the Secretary of State of the State of Delaware, which shall be in full force and effect as of the Closing;

(ii) (A) electronic stock certificates, or such other evidence reasonably acceptable to Purchaser, evidencing the ownership by Purchaser of the applicable number of Shares as contemplated by this Agreement; (B) a certificate of good standing of the Company and Parent as of a date no earlier than two (2) Business Days prior to the Closing Date; (C) a certificate certifying (1) the Certificate of Incorporation and Bylaws of each of the Company and Parent, (2) resolutions of the Board of Directors and the board of directors of Parent approving this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, and (3) resolutions of the stockholders of the Company approving the Certificate of Designations; (D) executed counterparts to the Investor Rights Agreements, from the Company and Parent, as applicable; (E) an executed counterpart to the Subscription Agreement, from Parent; (F) an executed counterpart to the Subordination Agreement, from the Company, and (G) any other customary documents or certificates reasonably requested by Purchaser which are reasonably necessary to give effect to the Closing; and

(iii) pay, or cause to be paid to Purchaser (which may be set off against the Purchase Price, at Purchaser’s option), any unpaid portion of the Transaction Expenses.

1.3 Use of Proceeds. The Company will use the proceeds from the sale of the Shares for general corporate purposes and to pay expenses related to the issuance of the Shares.

1.4 Allocation of Purchase Price. The Company, Parent and Purchaser agree that, for U.S. federal income tax purposes (and notwithstanding anything to the contrary in Section 1.1), the Purchase Price for the shares of Series X Preferred Stock should be allocated on a fair market value basis based on (i) the value of the Series X Preferred Stock; and (ii) the value of Warrants to acquire 10/36th of the Aggregate Warrant Share Amount (as defined in the Warrant), with 95% of the Purchase Price allocated to the Series X Preferred Stock and 5% of the Purchase Price allocated to such rights with respect to the Warrants.

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Additional Parent SEC Reports” has the meaning set forth in Section 3.8(a).

(b) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, private investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; provided that none of Purchaser nor any of its Affiliates shall be considered Affiliates of the Company for purposes of this definition.

(c) “Affiliate Agreements” has the meaning set forth in Section 2.21(a)(ix).

(d) “Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

(e) “Applicable Legal Requirements” means, collectively, as applicable based on context, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and other applicable Legal Requirements.

(f) “Approval” has the meaning set forth in Section 2.7(b).

(g) “Board of Directors” means the Board of Directors of the Company.

(h) “Business Day” means any day, other than a Saturday, a Sunday, any other day on which commercial banks in New York, New York are authorized or required by law to be closed.

(i) “Certifications” has the meaning set forth in Section 3.8(a).

(j) “Charter Documents” has the meaning set forth in Section 2.1

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Company Authorized Persons” means Andrei Cherny, Rojeh Avanesian, Mike Shuckerow, Deepak Kumar, and Cecilia Saez.

(m) “Company Benefit Plan” has the meaning set forth in Section 2.13(a).

(n) “Company Common Stock” means the shares of common stock, par value $0.000003 per share, of the Company.

(o) “Company Covered Person” means, with respect to the Company as an “issuer” for purposed of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(p) “Company Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization and Qualification), Section 2.4 (Due Authorization) and Section 2.5 (Valid Issuance of Shares).

(q) “Company IT Systems” means any and all IT Systems owned, leased, or licensed by any Group Company that are used (or held for use) in or in connection with the business of the Group Companies.

(r) “Company Material Adverse Effect” means any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences (collectively, “Events”): (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions or the de-SPAC Transactions; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemic, pandemics (including COVID-19 or any COVID-19 Measures), tsunami, flood, mudslide, wild fire, other natural or man-made disasters, act of God or other force majeure event; (iii) changes attributable to the public announcement, pendency or consummation of the de-SPAC Transactions or the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic, political, regulatory or legal conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company and its Subsidiaries operate; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (ix) any matter set forth on the Company Disclosure Schedule;

(x) any Events to the extent actually known by Brian Laibow, Eric Johnson, Jonathan Kamel or Lisa Chang on or prior to the date hereof; (xi) any cyberattack on or involving the Company or any of its Subsidiaries; or (xii) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or the A&R Merger Agreement, other than as a result of compliance with the first sentence of Section 6.01 of the A&R Merger Agreement or (B) taken with the prior written consent of or at the prior written request of Parent or its Affiliate party to the A&R Merger Agreement; provided, however, that if an Event or effect related to clauses (iv) through (vii) disproportionately and adversely affects the Group Companies, taken as a whole, compared to other similarly situated competitors Persons operating in the same industry as the Group Companies, then such Events may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to the extent) that such Events have had a disproportionate and adverse impact on the Group Companies, taken as a whole, as compared to such other Persons.

(s) “Company Material Contract” has the meaning set forth in Section 2.21(a).

(t) “Company Options” means each option to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

(u) “Company Preferred Stock” has the meaning set forth in Section 2.3(a).

(v) “Company Real Property Leases” has the meaning set forth in Section 2.15(b).

(w) “Company Stock” means the shares of Company Common Stock and the shares of Company Preferred Stock.

(x) “Company Stockholder” means a holder of a share of Company Stock issued and outstanding immediately prior to the Closing.

(y) “Company Subsidiaries” has the meaning set forth in Section 2.2(a).

(z) “Company Warrants” means the warrants to purchase shares of Company Stock from the Company.

(aa) “Contracts” means any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

(bb) “Data Security Obligations” has the meaning set forth in Section 2.20(a).

(cc) “Derivative Rights” means, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other Equity Interest in, such Person.

(dd) “Direct Claim” has the meaning set forth in Section 6.7.

(ee) “Disqualification Event” has the meaning set forth in Section 2.5(b).

(ff) “Environmental Laws” means any and all applicable Legal Requirements regulating, relating to or imposing liability or standards of conduct concerning protection of Hazardous Materials, pollution, protection of the environment, natural resources, endangered or threatened species, or human health and safety.

(gg) “Equity Incentive Plan” means the Company’s 2015 Equity Incentive Plan.

(hh) “Equity Interests” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(jj) “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

(kk) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ll) “Existing Investor Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement of the Company, dated as of September 14, 2021.

(mm) “Existing Voting Rights Agreement” means the Fourth Amended and Restated Voting Rights Agreement of the Company, dated as of September 14, 2021.

(nn) “Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Entities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Entities of other countries relating to prohibition of unauthorized boycotts.

(oo) “Financial Statements” has the meaning set forth in Section 2.9(b).

(pp) “Financing” has the meaning set forth in Section 7.16.

(qq) “FINRA” means Financial Industry Regulatory Authority Inc.

(rr) “GAAP” means United States generally accepted accounting principles, consistently applied.

(ss) “Government Contracts” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company or a Company Subsidiary, on the one hand, and: (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand.

(tt) “Governmental Entity” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), self-regulatory organization (which for the purposes of this Agreement shall include FINRA), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

(uu) “Group Companies” means the Company and all of its direct and indirect Subsidiaries.

(vv) “Group Companies’ Privacy Notices” has the meaning set forth in Section 2.20(a).

(ww) “Hazardous Materials” means any substance, material or waste that is listed, classified, defined, characterized designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.

(xx) “HSR Act” has the meaning set forth in Section 5.5(a).

(yy) “Insurance Policies” has the meaning set forth in Section 2.22.

(zz) “Intellectual Property” means any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, databases, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, the customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

(aaa) “Intended Income Tax Treatment” means, for U.S. federal income tax purposes (and for purposes of any applicable state or local tax Legal Requirements that follow the U.S. federal income tax treatment), the intention that (i) the Mergers (as defined in the A&R Merger Agreement) constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local tax Legal Requirements) to which each of Parent and the Company are parties under Section 368(b) of the Code and (ii) Purchaser’s exchange of the Shares for Parent Series X Shares pursuant to the Mergers will be treated as a tax-free exchange pursuant to Section 354 of the Code.

(bbb) “Interim Financial Statements” has the meaning set forth in Section 2.9(b).

(ccc) “Investor Rights Agreements” means each of (a) the Investor Rights Agreement, dated as of the Closing Date, by among the Company and Purchaser, in the form of Exhibit D attached to this Agreement; and (b) the Investor Rights Agreement, dated as of the Closing Date, by and among Parent and Purchaser, in the form of Exhibit E attached to this Agreement.

(ddd) “IT Systems” means Software (including firmware and middleware), systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

(eee) “knowledge,” including the phrase “to the Company’s knowledge,” or “to Parent’s knowledge,” shall mean the actual knowledge after reasonable due inquiry as to a specified fact or event of: (i) with respect to the Company, the individuals listed on Schedule B of the Company Disclosure Schedule; and (ii) with respect to Parent, the individuals listed on Schedule B of the Parent Disclosure Schedule.

(fff) “Latham” has the meaning set forth in Section 7.16.

(ggg) “Law” means any statute, law, ordinance, rule, regulation or Order, in each case, of any Governmental Entity.

(hhh) “Leased Real Property” has the meaning set forth in Section 2.15(b).

(iii) “Legal Proceedings” means any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

(jjj) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, or binding administrative policy or guidance, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(kkk) “Licensed Intellectual Property” means all Intellectual Property owned by a third Person and licensed to any of the Group Companies.

(lll) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

(mmm) “NYSE” has the meaning set forth in Section 3.8(a).

(nnn) “Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

(ooo) “Owned Intellectual Property” mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any of the Group Companies.

(ppp) “Parent Authorized Persons” means Ahmed Fattouh, Sunil Kappagoda, Nicholaos Krenteras, Brandon Bentley and Minesh Patel.

(qqq) “Parent Certificate of Designations” has the meaning set forth in Section 5.4.

(rrr) “Parent Class A Stock” has the meaning set forth in Section 3.3(a).

(sss) “Parent Class B Stock” has the meaning set forth in Section 3.3(a).

(ttt) “Parent Common Stock” has the meaning set forth in Section 3.3(a).

(uuu) “Parent Covered Person” means, with respect to Parent as an “issuer” for purposed of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(vvv) “Parent Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.4 (Valid Issuance of Parent Series X Shares) and Section 3.5 (Due Authorization).

(www) “Parent Material Adverse Effect” means any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; or (b) is reasonably likely to prevent or delay the ability of Parent and its Subsidiaries to consummate the de-SPAC Transactions or the transactions contemplated by this Agreement or the other Transaction Agreement; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect pursuant to clauses (a) or (b) has occurred or would be reasonably likely to occur: (i) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Merger Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

(xxx) “Parent Organizational Documents” means (i) the Amended and Restated Certificate of Incorporation of Parent, dated as of March 4, 2021 (ii) the Bylaws of Parent, (iii) the Amended and Restated Warrant Agreement, dated as of July 23, 2021, by and between Parent and Continental Stock Transfer & Trust Company, (iv) the Investment Management Trust Agreement, effective as of March 4, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York limited purpose trust company for the benefit of its public stockholders, and (v) any other similar organizational documents of Parent, as each may be amended, modified or supplemented.

(yyy) “Parent Preferred Stock” has the meaning set forth in Section 3.3(a).

(zzz) “Parent SEC Reports” has the meaning set forth in Section 3.8(a).

(aaaa) “Parent Series X Shares” means shares of Series X Preferred Stock of Parent.

(bbbb) “Parent Shares” has the meaning set forth in Section 3.3(a).

(cccc) “Parent Warrants” has the meaning set forth in Section 3.3(a).

(dddd) “PCAOB Audited Financial Statements” has the meaning set forth in Section 2.9(a).

(eeee) “Permitted Liens” means: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to real property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the affected real property by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of real property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected real property by any of the Group Companies; (e) in the case of Intellectual Property, non-exclusive licenses of Owned Intellectual Property granted by any Group Company to customers in the ordinary course of business consistent with past practice; and (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record and arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Group Companies, taken as a whole; (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security; (i) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries; and (j) Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.

(ffff) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(gggg) “Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirements all information that identifies, could be used to identify or is otherwise associated with an individual person.

(hhhh) “PIPE Subscription Agreements” mean the subscription agreements among Parent, the Company and the purchasers named therein dated as of August 18, 2021.

(iiii) “Privacy Laws” means any and all Applicable Legal Requirements relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

(jjjj) “Private Placement Warrants” has the meaning set forth in Section 3.3(a).

(kkkk) “Public Warrants” has the meaning set forth in Section 3.3(a).

(llll) “Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.1 (Due Authorization).

(mmmm) “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among Parent and certain holders of shares of Company Common Stock, to be entered into concurrently with the consummation of the de-SPAC Transactions in the form attached to the A&R Merger Agreement.

(nnnn) “Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the de-SPAC Transactions.

(oooo) “Released Claims” has the meaning set forth in Section 7.18(a).

(pppp) “Remedies Exception” has the meaning set forth in Section 2.4.

(qqqq) “Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

(rrrr) “Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

(ssss) “SEC” means the United States Securities and Exchange Commission.

(tttt) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(uuuu) “Senior Secured Notes” shall mean, collectively, (a) the Second Amended and Restated Senior Secured Promissory Note and Guaranty, dated December 15, 2021, as amended, issued by the Company in favor of Inherent Aspiration, LLC, as holder, and Inherent Group, LP, as collateral agent (“Senior Notes Collateral Agent”), in the original principal amount equal to $97,000,000 (the “Inherent Note”), (b) the Second Amended and Restated Senior Secured Promissory Note and Guaranty, dated December 15, 2021, issued by the Company in favor of AGO Special Situations LP, as holder, and Senior Notes Collateral Agent, as collateral agent, in the original principal amount equal to $4,504,700, (c) the Second Amended and Restated Senior Secured Promissory Note and Guaranty, dated December 15, 2021, issued by the Company in favor of Mark Villanueva, as holder, and Senior Notes Collateral Agent, as collateral agent, in the original principal amount equal to $81,900, (d) the Second Amended and Restated Senior Secured Promissory Note and Guaranty, dated December 15, 2021, issued by the Company in favor of Zion Consulting and Advisory LLC, as holder, and Senior Notes Collateral Agent, as collateral agent, in the original principal amount equal to $327,600, and (e) any other Senior Secured Notes entered into after the date hereof, or in replacement, substitution, exchange or extension of a Senior Secured Note referenced in clauses (a) through (d) above, in each case, together with all renewals, extensions and modifications, and as amended, restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, the Third Amended and Restated Note (as defined in the Inherent Note), or any amendment, allonge, supplement or other modification to effect the same, if issued pursuant to Section 8(e) of the Inherent Note, shall be included within the definition of Senior Secured Notes.

(vvvv) “Series X Damages” has the meaning set forth in Section 6.5(b).

(wwww) “Series X Period” has the meaning set forth in Section 5.6(a).

(xxxx) “Software” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof; (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

(yyyy) “SPAC IPO” has the meaning set forth in Section 7.18(a).

(zzzz) “Subordination Agreement” means the Subordination Agreement, dated as of the Closing Date, in the form of Exhibit I to this Agreement. by and among the Company, the Junior Creditors, the Senior Debt Obligors, and Inherent Group, LP, as collateral agent for the benefit of itself and the Senior Noteholders (as such terms are defined therein).

(aaaaa) “Subscription Agreement” means the subscription agreement entered into by and between Parent and Purchaser, dated as of the Closing Date, in the form of Exhibit F attached to this Agreement.

(bbbbb) “Subsequent PIPE Investment” means the purchase of shares of Parent Common Stock pursuant to the Subsequent Subscription Agreements.

(ccccc) “Subsequent Subscription Agreement” means a subscription agreement, if any, executed after the date hereof and on or prior to the consummation of the de-SPAC Transactions pursuant to which the Subsequent PIPE Investment will be consummated.

(ddddd) “Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

(eeeee) “Tax” or “Taxes” mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, alternative minimum, capital gains, windfall profits, premium, occupation, value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, net worth, employment, workers compensation, unemployment, disability, severance, social security, escheat, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, in the nature of a tax and imposed by a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all deficiency assessments, interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and shall include any liability for such amounts as a result of being a transferee or successor or member of a combined, consolidated, unitary or affiliated group.

(fffff) “Tax Returns” means any federal, state, local or foreign return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any election, declaration, disclosure, schedule, estimate or attachment thereto and any amendment thereof.

(ggggg) “Top Vendors” has the meaning set forth in Section 2.25(a).

(hhhhh) “Transaction Expenses” has the meaning set forth in Section 7.8.

(iiiii) “WARN” has the meaning set forth in Section 2.14(d).

(jjjjj) “Warrant” has the meaning set forth in Section 5.2(a).

(kkkkk) “Warrant Accounting Issue” means the fact that, pursuant to applicable Laws or requirements of the SEC in effect or announced as of the date of the Merger Agreement, Parent may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures)) arising from the treatment of such warrants of Parent as equity rather than liabilities.

2. Representations and Warranties of the Company. Except as set forth on the Company Disclosure Schedule attached as Exhibit J to this Agreement, the Company hereby represents and warrants to Purchaser that the following representations are true and complete as of the Closing Date:

2.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to Purchaser or its Representatives.

2.2 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 2.2 of the Company Disclosure Schedule (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously provided to Purchaser or its Representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 99,806,397 shares of Company Common Stock, of which 19,783,290 shares are issued and outstanding; and (ii) 71,759,684 shares of preferred stock (the “Company Preferred Stock”), of which 9,562,500 shares of Company Series A Preferred Stock, 5,248,998 shares of Company Series B-1 Preferred Stock, 123,034 shares of Company Series B-2 Preferred Stock, 1,365,217 shares of Company Series B-3 Preferred Stock, 1,956,032 shares of Company Series B-4 Preferred Stock, 79,381 shares of Company Series B-5 Preferred Stock, 8,109,213 shares of Company Series C-1 Preferred Stock, 4,433,476 shares of Company Series C-2 Preferred Stock, 2,524,542 shares of Company Series C-3 Preferred Stock, 1,894,818 shares of Company Series C-4 Preferred Stock, zero shares of Series X Preferred Stock, and 7,500,000 shares of Company Series Seed Preferred Stock are issued and outstanding. There are 14,070,475 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan. The Company Warrants to purchase 5,380,987 shares of Company Common Stock, 255,239 shares of Company Series B-1 Preferred Stock and 142,159 shares of Company Series C-1 Preferred Stock are issued and outstanding. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Common Stock and Company Preferred Stock has been issued in compliance in all material respects with: (A) Applicable Legal Requirements and (B) the Company’s Charter Documents. Section 2.3(a) of the Company Disclosure Schedule contains a true and correct list of (x) all Company Common Stock and Company Preferred Stock owned by each Company Stockholder, and the respective class(es) thereof, and (y) each Company Option outstanding, the holder thereof, the number of shares of Company Common Stock or Company Preferred Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Other than the Company Options, Company Warrants and Senior Secured Notes, (i) there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company and (ii) the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock or Company Preferred Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock or Company Preferred Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Common Stock or Company Preferred Stock.

(c) The outstanding shares of capital stock (or other Equity Interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company or one or more of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock (or other Equity Interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Section 2.3(c) of the Company Disclosure Schedule; (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries set forth on Section 2.2(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Each Company Option (i) was granted in all material respects in compliance with (A) all Applicable Legal Requirements and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued; and (ii) has a grant effective date identical to or later than the date on which the Board of Directors or compensation committee of the Company actually awarded such Company Option.

(e) Except as provided for in this Agreement, as a result of the consummation of the Transactions or the de-SPAC Transactions, other than issuances required under the terms of a Company Benefit Plan as in effect on the date hereof, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.4 Due Authorization. The Company has all requisite corporate or similar power and authority to: (a) execute, deliver and perform this Agreement, the other Transaction Agreements to which it is a party and the A&R Merger Agreement and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to such agreements; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 2.6. The execution and delivery by the Company of this Agreement, the other Transaction Agreements to which it is a party, the A&R Merger Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, including approval by the Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement, the other Transaction Agreements or the A&R Merger Agreement. This Agreement, the other Transaction Agreements to which it is a party and the A&R Merger Agreement have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent and Purchaser) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

2.5 Valid Issuance of Shares.

(a) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and Liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Section 4 of this Agreement and subject to the filings described in Section 2.6, the Shares will be issued in compliance with all applicable federal and state securities laws. At the Closing, the Company will have reserved from its duly authorized capital stock a number of shares of common stock authorized under its Certificate of Incorporation that account for the shares of Common Stock to be reserved for issuance or issuable upon exercise of the Warrant to be issued to Purchaser following the termination of the A&R Merger Agreement in accordance with its terms, as if such Warrant were issued as of the Closing. Upon the issuance of Common Stock following an exercise of the Warrant in accordance with the Warrant, such Common Stock, when issued, will be validly issued, fully paid and nonassessable and free and clear of all liens, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.

(b) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

2.6 No Conflict; Governmental Consents and Filings.

(a) Except as set forth on Section 2.6(a) of the Company Disclosure Schedule, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 2.6(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transaction), the other Transaction Agreements to which the Company is a party and the A&R Merger Agreement by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under any Company Material Contract or Approval, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) and (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions, except for: (i) compliance with any applicable requirements of the securities laws, (ii) any consents, notices, approvals, authorizations, designations, declarations or filings that have previously been obtained or made or the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and (iii) the filing of the Certificate of Designations, which will have been filed as of the Closing.

2.7 Legal Compliance; Approvals.

(a) Each of the Group Companies has during the past three years complied with, and is not currently in violation of, any Applicable Legal Requirements to which such Group Company is subject with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, no written, or to the Company’s knowledge, oral notice of non-compliance with any Applicable Legal Requirements to which a Group Company is subject has been received during the past three years by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Section 2.7(b) of the Company Disclosure Schedule sets forth (i) all material Approvals of each Group Company and (ii) all pending material Approvals of each Group Company. The operations of the Group Companies are and have during the last three years been conducted in compliance with all Approvals, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, all material Approvals are in full force and effect, and no Group Company has received any written, or to the Company’s knowledge, oral notice from a Governmental Entity during the past three years regarding: (i) any violation of or failure to comply with any term or requirement of any Approval or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Approval.

2.8 Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Entity, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Entity that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

2.9 Financial Statements.

(a) Set forth on Section 2.9(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2020 and December 31, 2019 (the “PCAOB Audited Financial Statements”).

(b) Set forth on Section 2.9(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2021 (the “Interim Financial Statements”). The PCAOB Audited Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) (i) present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such financial statements (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes); (ii) were prepared in conformity with GAAP; (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes); and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) During the past three years, neither the Company (including, to the Company’s knowledge, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company; (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company; or (iii) any claim or allegation regarding any of the foregoing. None of the Group Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

2.10 No Undisclosed Liabilities. The Group Companies do not have any liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for liabilities: (a) provided for in, or otherwise reflected or adequately reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent audited balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Group Companies and which are not material to the Group Companies, taken as a whole; (c) incurred in connection with the transactions contemplated by this Agreement or the A&R Merger Agreement or de-SPAC Transactions; or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

2.11 Absence of Certain Changes or Events. Since December 31, 2020, no Company Material Adverse Effect has occurred that is continuing.

2.12 Litigation. Except as set forth on Section 2.12 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (a) there currently are no pending or, to the Company’s knowledge, threatened in writing, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) to the Company’s knowledge, there are no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against any of the Group Companies with regard to their actions as such; (c) there currently are no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; (d) there currently are no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (e) there are no Orders imposed or, to the Company’s knowledge, threatened in writing, to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such.

2.13 Company Benefit Plans.

(a) Section 2.13(a) of the Company Disclosure Schedule sets forth a complete list of each material Company Benefit Plan (separately identifying the Company Benefit Plans for each applicable jurisdiction), including all employment Contracts, offer letters or contractor agreement unless (i) any such arrangement is in a form substantially similar to a form of employment Contract or offer letter identified on Section 2.13(a) of the Company Disclosure Schedule or (ii) solely with respect to contractor agreements, such agreement is (A) terminable with less than 15 days’ notice or (B) requires the payment of fees by the Company of less than $10,000 per month. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, and any other agreement, arrangement, plan, Contract, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, whether or not in writing, which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability (contingent or otherwise); provided, that no “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA shall be a Company Benefit Plan hereunder.

(b) With respect to each Company Benefit Plan, the Company has made available to Purchaser or its Representatives copies of: (i) such Company Benefit Plan, or the applicable form listed on Section 2.13(a) of the Company Disclosure Schedule, and any trust agreement relating to such plan; (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; (v) the most recently prepared actuarial report for such Company Benefit Plan, if applicable; and (vi) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan during the past three years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Neither the Company, the Company Subsidiaries, nor any of their respective ERISA Affiliates has, within the past six years, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s knowledge, threatened; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(f) None of the Company Benefit Plans provides for, and the none of the Group Companies has any liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions and the de-SPAC Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or the Company Subsidiaries under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or the Company Subsidiaries under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries under any Company Benefit Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transaction nor the de-SPAC Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(i) No Group Company member maintains an obligation to gross-up or reimburse any current or former employee, individual consultant or director for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects and (ii) each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code.

(k) Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of the Company Subsidiaries other than ordinary administration expenses typically incurred in a termination event and/or payments or benefits provided pursuant to the terms of such Company Benefit Plan as in effect on the date hereof.

2.14 Labor Relations.

(a) No Group Company is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of any Group Company are represented by any labor union or other labor organization. To the Company’s knowledge, there are no activities or proceedings of any labor union or other labor organization to organize any employees of any Group Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there are no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against any Group Company member pending, or, to the Company’s knowledge, threatened against or involving the Company involving any employee, and since January 1, 2018, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against any Group Company member. To the Company’s knowledge, there are no activities or proceedings of any labor union or other labor organization to organize any employees of any Group Company member and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(c) Except as otherwise listed on Section 2.14(c) of the Company Disclosure Schedule, there are no material complaints, charges or claims against the Company pending or, to Company’s knowledge, threatened, and for the past three years, there have been no material complaints, charges or claims against any Group Company member, before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, the Company is, and for the past three years, has been, in compliance with all Applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Legal Requirement (collectively, “WARN”), collective bargaining, occupational health and safety, workers’ compensation, and immigration. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, during the past three years, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any current or former appointed officer or director or employee at the level of vice president or above of the Company or any of the Company Subsidiaries involving or relating to his or her services provided to the Company or any of the Company Subsidiaries. During the past three years, the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director or employee at the level of vice president or above.

(f) The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require any Group Company member to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

(g) To the Company’s knowledge, no officer or key employee of the Company intends to resign or retire as a result of the transactions contemplated by this Agreement.

2.15 Real Property; Tangible Property.

(a) No member of the Group Companies owns, or has ever owned, any real property.

(b) Section 2.15(b) of the Company Disclosure Schedule lists, all material real property leased, subleased or otherwise occupied, by the Group Companies (the “Leased Real Property”), including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Group Companies’ use or occupancy of any Leased Real Property, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”). The Company or one of the Company Subsidiaries has a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property free and clear of any and all Liens (other than Permitted Liens). The Company Real Property Leases are (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Company’s knowledge, represent the valid and binding obligations of the other parties thereto. The Company has made available to Purchaser true, correct and complete copies of all material Company Real Property Leases. None of the Group Companies nor, to the Company’s knowledge, any other party thereto, is in breach or default under, and no event has occurred which, with notice or the lapse of time or both, would become a breach or default under, any Company Real Property Lease, and no party to any Company Real Property Lease has given any written or, to the Company’s knowledge, oral, claim or notice of any such breach, default or event which, individually or in the aggregate, would reasonably be expected to be material to the Group Companies, taken as a whole. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Company’s knowledge, threatened with respect to any Leased Real Property which, individually or in the aggregate, would reasonably be expected to be material to the Group Companies, taken as a whole.

(c) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets reflected on the books and records of the Company or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

2.16 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of the Group Companies have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects and accurately reflect all material liability for Taxes of (and with respect to) the Group Companies. None of the Group Companies is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) All material Taxes and material Tax liabilities due and payable by the Group Companies have been timely paid in full. All such Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Group Companies in accordance with GAAP.

(c) The Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been timely withheld and (to the extent required to have been so paid over) paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to any Taxes due from such entities (and, to the Company’s knowledge, no such audit is pending or contemplated).

(e) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) There are no Tax indemnification, allocation, sharing, or similar agreements or arrangements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code in the past two years.

(h) None of the Group Companies has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company: (i) has any liability for the Taxes of another Person (other than another Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements) or as a transferee or a successor; or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal state, local, or foreign income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending. No Group Company is presently contesting any material Tax liability before any Governmental Entity.

(k) No Group Company has a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local tax Legal Requirements) that existed prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date. No Group Company is required to make any material payments of Tax after the Closing as a result of an election under Section 965(h) of the Code made prior to the Closing.

(m) The Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) Subject to exceptions as would not be material, no claim has been made in writing (nor to the Company’s knowledge is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(o) The Company has not knowingly taken any action (nor knowingly permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers (as defined in the A&R Merger Agreement), taken together, from qualifying for the Intended Income Tax Treatment.

(p) The Group Companies are in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology.

2.17 Environmental Matters.

(a) Each of the Group Companies, and each property or facility at any time owned, leased, or operated by any of the Group Companies, is, and for the past three years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Each of the Group Companies has obtained, holds, is, and for the past three years has been, in compliance with all permits required under Environmental Laws for each of the Group Companies to own or operate their assets and to conduct their respective businesses, except where the absence of, or failure to be in compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, there are no written claims or notices of violations pending or, to the Company’s knowledge, threatened in writing against any of the Group Companies or any property or facility owned, leased, or operated by any of the Group Companies alleging material violations of or liability under any Environmental Law, and, to the Company’s knowledge there are no facts or circumstances which could reasonably be expected to form the basis of a Legal Proceeding under any Environmental Law.

(d) None of the Group Companies nor, to the Company’s knowledge, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned, leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies under any Environmental Law.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, none of the Group Companies has agreed to indemnify any Person or assumed by Contract or Legal Requirement the defense or liability of any third party arising under Environmental Law.

(f) Each of the Group Companies’ statements and commitments made or disclosed to the SEC or other Governmental Entities, on websites, in any contractual agreements or in advertising or marketing materials concerning specific environmental or social commitments or programs of the respective Group Companies are (i) accurate in all material respects and (ii) in compliance in all material respects with all Legal Requirements of the SEC, the U.S. Federal Trade Commission, and other Governmental Entities (including all applicable Legal Requirements relating to securities, advertising or marketing) and all Environmental Laws.

(g) The Group Companies have made available to Purchaser copies of (i) all material written environmental reports, audits, assessments, inspections, liability analyses, memoranda and studies in the possession of the Group Companies with respect to Environmental Law, and (ii) any written communication or notices received from or sent to any Governmental Entity or other Person concerning any material non-compliance of, or liability under, Environmental Law relating to any of the Group Companies.

2.18 Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Purchaser or any of the Group Companies would be liable in connection with the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

2.19 Intellectual Property.

(a) Section 2.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, of each registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name (collectively, “Registered IP”), and material unregistered Trademarks used as the names of Company products or services, in each case, in which any of the Group Companies has an ownership interest or an exclusive license or similar exclusive right in any field or territory (in each case setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) The Company or one of the Company Subsidiaries (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies, as presently conducted and as proposed to be conducted immediately following the Closing (solely with respect to patents owned by third parties referenced in clause (ii) above, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole) and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby or the de-SPAC Transactions.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies, the conduct and operation of the business of the Group Companies as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the use of the Owned Intellectual Property has not in the last six years from the date hereof infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property rights of any Person. There are no Legal Proceedings pending (or to the Company’s knowledge, threatened) and none of the Group Companies has received from any Person in the past six years any written (or to the Company’s knowledge, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or (B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property. To the Company’s knowledge, no third Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Owned Intellectual Property, and no such claims have been made in writing against any Person by any of the Group Companies in the past six years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d) No past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past or present employees, consultants, and independent contractors of the Group Companies who were or are either (i) privy to any material Trade Secrets of any Group Company or (ii) engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has, respectively, (x) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (y) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in a Group Company by operation of law). To the Company’s knowledge, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property (including all source code for any Software constituting Owned Intellectual Property) and all Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that constitutes Owned Intellectual Property and is material to the business of the Group Companies has been authorized to be disclosed, or, to the Company’s knowledge, has been disclosed to any other Person, other than as subject to a written agreement that contains customary restrictions regarding the disclosure and use of such Trade Secret.

(f) No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (collectively, “Copyleft Terms”), in each case, except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the business of the Group Companies (including any Software constituting Owned Intellectual Property).

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by any Group Company in the development of any Owned Intellectual Property. No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any Software except as set forth in Section 2.18(g)(ii) of the Company Disclosure Schedule; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, the Company or one of the Company Subsidiaries owns or has a valid right to access and use all Company IT Systems. The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. To the Company’s knowledge, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or defects that (i) materially disrupt or materially adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Company’s knowledge, during the past three years, there has been no material unauthorized access to or material breach or violation of any Company IT Systems. In the last three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or material interruption in or to the conduct and operation of the business of the Group Companies.

(i) Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions or the de-SPAC Transactions will result in the: (i) loss or impairment of, or any Lien (other than any Permitted Lien) on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

2.20 Privacy.

(a) The Group Companies, and any Person acting for or on the Group Companies’ behalf, have at all times during the past three years complied, as applicable to the Group Companies, with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ written policies regarding Personal Information (“Group Companies’ Privacy Notices”); and (iii) the Group Companies’ obligations regarding Personal Information and information technology security under any Contracts (clauses (i)-(iii) above, collectively, “Data Security Obligations”). None of the Group Companies has in the three years prior to the date of this Agreement received any notice of any claims, investigations, inquiries or alleged violations of any Data Security Obligation or been charged with the violation of any Privacy Laws. None of the Group Companies has notified in writing, or been required by Applicable Legal Requirements or Contract to notify in writing, any person or entity of any personal data or information security-related incident. None of the Group Companies’ Privacy Notices have contained any material omissions or been misleading or deceptive.

(b) Each of the Group Companies has during the past three years: (i) implemented and maintained, in all material respects reasonable security regarding the confidentiality, integrity and availability of their IT Systems and the data thereon against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) required all third-party service providers, outsourcers, processors or other third parties to comply with applicable Privacy Laws in all material respects. To the Company’s knowledge, any third party who has provided Personal Information to such Group Company during the past five years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) During the past three years, there have been no material breaches, security incidents, or material misuse of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies and none of the Group Companies have experienced any information security incident that has compromised the integrity or availability of their IT Systems. During the past three years, the Group Companies have implemented reasonable disaster recovery and business continuity plans designed to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any issues identified.

2.21 Agreements, Contracts and Commitments.

(a) Section 2.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Material Contract that is in effect. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease and each of the following Contracts (other than any Company Benefit Plan) described in clauses (i) through (x) below to which any of the Group Companies is a party, by which any Group Company is bound, under which any Group Company has any obligation or under which any Group Company has any right or interest:

(i) Each Contract with any of the Top Vendors;

(ii) Each Contract (other than purchase orders or similar contracts with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than $500,000;

(iii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by any of the Group Companies from a third party, in each case, having an outstanding principal amount in excess of $500,000, excluding guarantees of performance under Government Contracts entered into in the ordinary course of business;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies, in each case, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three years, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(v) Each collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries;

(vi) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $250,000, excluding any such employment, consulting, or management Contract that is terminable by the Company or the applicable Company Subsidiary at will;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $500,000;

(viii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(ix) Each Contract (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Government Contracts) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers, directors and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(x) Each Contract with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions or the de-SPAC Transactions;

(xi) Each Contract, other than customary non-disclosure agreements, that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(xii) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any exclusive right to sell or distribute any material product or service of any of the Group Companies;

(xiii) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) pursuant to which any of the Group Companies either (1) grants to a third Person a license, immunity, or other right in or to any material Owned Intellectual Property or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of any Group Company; provided, however, that none of the following shall be required to be set forth on Section 2.21(a)(xiii) of the Company Disclosure Schedule but shall constitute Company Material Contracts if they otherwise qualify: (x) non-exclusive licenses of Owned Intellectual Property granted to customers in the ordinary course of business; (y) licenses of open source Software; and (z) click-wrap, shrink-wrap and off-the-shelf Software licenses, and software-as-service or similar cloud service agreements, in each case that are for uncustomized Software or services and available on standard terms to the public generally with license, maintenance, support and other fees less than $500,000 per year; and

(xiv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 2.21(a).

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception and (ii) represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Company’s knowledge, represent the legal, valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Purchaser. None of the Group Companies nor, to the Company’s knowledge, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Company’s knowledge, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) Other than the Affiliate Agreements listed in Section 2.21 of the Company Disclosure Schedule, there are no other transactions pending or contemplated between any of the Group Companies and any of their current or former shareholders and Affiliates related to the business, ownership or operations of the Company.

2.22 Insurance. Section 2.22 of the Company Disclosure Schedule contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies (collectively, the “Insurance Policies”), which policies are in full force and effect. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice). True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Purchaser or their Representatives. The Insurance Policies satisfy all insurance-related requirements necessary for the Group Companies to maintain in good standing all Approvals.

2.23 Related Party Transactions. No stockholder, officer or director of the Group Companies or to the Company’s knowledge, any immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (excluding any holdings of publicly traded securities) party to any Contract with any Group Company (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) and (ii) equity ownership); (b) owns any direct or indirect interest in any material assets of the Group Companies; or (c) has any cause of action or other claim against, or owes any amounts to, the Group Companies except for claims of employees in the ordinary course of business, including for bona-fide employment-related compensation, expense reimbursements, or accrued vacation pay or for accrued benefits under a Company Benefit Plan.

2.24 Anti-Corruption; Sanctions.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, none of Group Companies, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of any of the Group Companies, is or has been, since December 31, 2018, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i)-(iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, none of the Group Companies, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Group Companies has, since December 31, 2018, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clauses (i) or (ii), in violation of the Anti-Corruption Laws.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, none of the Group Companies, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Group Companies has, since December 31, 2018, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clauses (i) or (ii), in violation of the Anti-Corruption Laws.

2.25 Vendors.

(a) Section 2.25(a) of the Company Disclosure Schedule sets forth the top ten vendors, based on the aggregate amount payable by the Company or its Subsidiaries to such counterparty during the trailing twelve months for the period ending December 31, 2020 or the anticipated aggregate amount payable by the Company or its Subsidiaries to such counterparty during the period ending on the date 12 months after the date hereof (the “Top Vendors”).

(b) Except as set forth on Section 2.25(b) of the Company Disclosure Schedule, none of the Top Vendors has notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the Company’s knowledge, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

2.26 Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Group Companies constitute all of the assets reasonably necessary and sufficient, in all material respects, for the continued conduct of the business of the Group Companies in the ordinary course after each of the Closing and the consummation of the de-SPAC Transactions as currently conducted as of the date hereof.

2.27 Rights of Registration and Voting Rights. Except as provided in the Existing Investor Rights Agreement and the Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Existing Voting Rights Agreement and the Support Agreements (as defined in the A&R Merger Agreement), no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.28 Merger Agreement. Except as contemplated by this Agreement, the A&R Merger Agreement has not been amended or modified and, to the Company’s knowledge, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. The Company has complied in all material respects with the terms of the A&R Merger Agreement and is not in breach thereof or default thereunder and there does not exist under the A&R Merger Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company or, to the Company’s knowledge, any other party thereto. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) with respect to the A&R Merger Agreement that have not been disclosed to Purchaser prior to the date hereof. There has not occurred, and to the Company’s knowledge, there does not exist, any Event that would reasonably be expected to cause the termination of the A&R Merger Agreement or the de-SPAC Transactions to not be consummated in accordance with the terms of the A&R Merger Agreement. There are no Legal Proceedings pending or, to the Company’s knowledge, threatened in writing with respect to the A&R Merger Agreement.

2.29 Disclosure of Information. The Company understands and confirms that Purchaser will and is entitled to rely on the foregoing representations in effecting transactions in securities of the Company. All written disclosures provided to Purchaser by a Company Authorized Person regarding the Company and its Subsidiaries and their businesses and the transactions contemplated by the Transaction Agreements do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to Purchaser have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was developed, the Company’s good faith estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results).

2.30 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4, NONE OF THE PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES

OR ANY OTHER PERSON, WITH RESPECT TO THE PURCHASERS OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE PURCHASERS TO THE COMPANY IN SECTION 4; AND (B) NONE OF THE PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF THE PURCHASERS IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE PURCHASERS AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4 OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 2.30, CLAIMS AGAINST THE PURCHASERS OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 4 BY SUCH PERSON.

3. Representations and Warranties of Parent. Except (a) as set forth on the Parent Disclosure Schedule attached as Exhibit K to this Agreement; and (b) as disclosed in the Parent SEC Reports filed with or furnished to the SEC on or prior to the Closing Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent hereby represents and warrants to Purchaser that the following representations (i) are true and complete as of the Closing Date and (ii) will be true and complete in all material respects as of the consummation of the de-SPAC Transactions, subject to any actions that are expressly permitted to be taken pursuant to the A&R Merger Agreement:

3.1 Organization and Qualification.

(a) Parent is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Parent has the requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, taken as a whole.

(c) Parent is not in violation of any of the provisions of the Charter Documents or the Parent Organizational Documents.

(d) Parent is duly qualified or licensed to do business as a foreign corporation or entity and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent is so qualified or licensed is listed on Section 3.1(d) of the Parent Disclosure Schedule.

3.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than the entities listed on Section 3.2 of the Parent Disclosure Schedule.

3.3 Capitalization.

(a) (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) 380,000,000 shares of Class A common stock of Parent, par value $0.0001 per share (“Parent Class A Stock”), are authorized and 26,767,500 are issued and outstanding; (iii) 20,000,000 shares Class B common stock of Parent (the “Parent Class B Stock” and, together with the Parent Class A Stock, the “Parent Common Stock” and, together with the Parent Preferred Stock, the “Parent Shares”), are authorized and 6,468,750 shares are issued and outstanding; (iv) 138,500 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 5,175,000 warrants to purchase one share of Parent Class A Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class B Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) Except for the Parent Warrants, the PIPE Subscription Agreements and the Subscription Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares or any other shares of capital stock or membership interests or other interest or participation in Parent.

(c) Each Parent Share and Parent Warrant (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Charter Documents of Parent; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Charter Documents of Parent or any Contract to which Parent is a party or otherwise bound by.

3.4 Valid Issuance of Parent Series X Shares.

(a) The Parent Series X Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in the A&R Merger Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and Liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Section 4 of this Agreement and subject to the filings described in Section 3.6, the Parent Series X Shares will be issued in compliance with all applicable federal and state securities laws. At the consummation of the de-SPAC Transactions, Parent will have reserved from its duly authorized capital stock the maximum number of shares of Common Stock authorized under its Certificate of Incorporation that are available after giving effect to shares of Common Stock reserved for issuance or issuable upon exercise of the Warrant to be issued following the consummation of the de-SPAC Transactions. Upon the issuance of Common Stock following an exercise of the Warrant in accordance with the Warrant, such Common Stock, when issued, will be validly issued, fully paid and non-assessable and free and clear of all liens, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.

(b) No Disqualification Event is applicable to Parent or, to Parent’s knowledge, any Parent Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

3.5 Due Authorization. Parent has the requisite power and authority to: (a) execute, deliver and perform this Agreement, the other Transaction Agreements to which it is a party, the A&R Merger Agreement and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to such agreements; and (b) carry out its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby or thereby (to the extent applicable to Parent) and the de-SPAC Transactions. The execution and delivery by Parent of this Agreement, the other Transaction Agreements to which Parent is a party, and the A&R Merger Agreement, and the consummation by Parent of the transactions contemplated hereby or thereby (to the extent applicable to Parent) and the de-SPAC Transactions have been duly and validly authorized by all necessary corporate or similar action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement, the other Transaction Agreements to which Parent is a party or the A&R Merger Agreement or to consummate the transactions contemplated hereby or thereby (to the extent applicable to Parent) or the de-SPAC Transactions. This Agreement, the other Transaction Agreements to which Parent is a party and the A&R Merger Agreement have been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other parties, constitute the legal and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Remedies Exception.

3.6 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent of this Agreement, the other Transaction Agreements to which Parent is a party or the A&R Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby (to the extent applicable to Parent) or the de-SPAC Transactions shall: (i) conflict with or violate the Charter Documents of Parent; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.6(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts (as defined in the A&R Merger Agreement), except, with respect to clauses (ii) or (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) compliance with any applicable requirements of the securities laws and (ii) the filing of the Parent Certificate of Designations at the consummation of the de-SPAC Transactions.

3.7 Compliance; Approvals. Since its incorporation, Parent has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to Parent’s knowledge, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or, to Parent’s knowledge, oral notice of non-compliance with any Applicable Legal Requirements has been received by Parent. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.8 Parent SEC Reports and Financial Statements.

(a) Except as set forth in Section 3.8(a) of the Parent Disclosure Schedule, Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since the consummation of Parent’s initial public offering to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the consummation of the de-SPAC Transactions (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or the New York Stock Exchange (the “NYSE”) (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 3.8(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE. For the avoidance of doubt, Parent makes no representation with respect to any information in any Parent SEC Reports or Additional Parent SEC Reports furnished by the Company or its representatives for inclusion therein.

(b) Parent’s financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects, and Parent’s financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present in all material respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. Parent has not received any verbal communication or other notice from the SEC indicating that any of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation (including in connection with the Warrant Accounting Issue). To resolve the Warrant Accounting Issue, Parent’s Form 10-Q for the quarterly period ended March 31, 2021 filed on July 23, 2021 with the SEC classified the Private Placement Warrants as derivative liabilities measured at fair value on Parent’s Financial Statements.

3.9 Absence of Certain Changes or Events. Since the date of incorporation of the Parent, no Parent Material Adverse Effect has occurred that is continuing.

3.10 Information Supplied. The information relating to Parent and its Subsidiaries supplied by Parent for inclusion in the Proxy Statement/Registration Statement (as defined in the A&R Merger Agreement) will not, as of the date on which the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first distributed to stockholders of Parent contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein (or in any Parent SEC Report or Additional Parent SEC Report) based on information supplied by the Company or the Company Subsidiaries or Purchaser for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or any Parent SEC Reports or Additional Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement, Parent SEC Report or Additional Parent SEC Report.

3.11 Merger Agreement. Except as contemplated by this Agreement, the A&R Merger Agreement has not been amended or modified and, to Parent’s knowledge, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. Parent has complied in all material respects with the terms of the A&R Merger Agreement and is not in breach thereof or default thereunder and there does not exist under the A&R Merger Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s knowledge, any other party thereto. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) with respect to the A&R Merger Agreement that have not been disclosed to Purchaser prior to the date hereof. There has not occurred, and to Parent’s knowledge, there does not exist, any Event that would reasonably be expected to cause the termination of the A&R Merger Agreement or the de-SPAC Transactions to not be consummated in accordance with the terms of the A&R Merger Agreement. There are no Legal Proceedings pending or, to Parent’s knowledge, threatened in writing with respect to the A&R Merger Agreement.

3.12 Disclosure of Information. Parent understands and confirms that Purchaser will and is entitled to rely on the foregoing representations in effecting transactions in securities of Parent. All written disclosures provided to Purchaser by a Parent Authorized Person regarding Parent and its Subsidiaries and their businesses and the transactions contemplated by the Transaction Agreements, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, liabilities, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, required public disclosure at or before the date hereof but which has not been so publicly disclosed.

3.13 Disclaimer of Other Warranties. PARENT HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4, NONE OF THE PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE PURCHASERS OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE PURCHASERS TO PARENT IN SECTION 4; AND (B) NONE OF THE PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS AFFILIATES BY OR ON BEHALF OF THE PURCHASERS IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT. PARENT ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE PURCHASERS AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION PARENT HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4 OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.13, CLAIMS AGAINST THE PURCHASERS OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 4 BY SUCH PERSON.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company and Parent that:

4.1 Due Authorization. Purchaser has full power and authority to enter into the Transaction Agreements to which Purchaser is a party. The Transaction Agreements to which Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, subject to the Remedies Exception, except to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities laws.

4.2 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

4.3 Disclosure of Information. Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s and Parent’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company and Parent in Section 2 and Section 3 of this Agreement or the right of Purchaser to rely thereon.

4.4 Restricted Securities. Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale except as set forth in the Investor Rights Agreement. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5 No Public Market. Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

4.6 Legends. Purchaser understands that the Shares and any securities issued in respect of or exchanged for the Shares may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”;

(b) any legend set forth in, or required by, the other Transaction Agreements; or

(c) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

4.7 Accredited Investor. Purchaser and all of its equity owners are each accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8 Investor. Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the Legal Requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction. Purchaser acknowledges that it has consulted its own advisors (including Tax advisors) regarding the Transactions, that it is relying solely upon its own advisors in connection with assessing the Tax consequences of the Transactions, and that no Group Company has offered any Tax advice to Purchaser or made any representation, warranty or guarantee regarding the Tax consequences of the Transactions.

4.9 No General Solicitation. Neither Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10 Residence. The office of Purchaser in which its principal place of business takes place is identified in the address of Purchaser set forth on Exhibit A.

4.11 Exculpation. Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

4.12 Disclaimer of Other Warranties. PURCHASER HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2 AND SECTION 3, NONE OF THE COMPANY, PARENT, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PURCHASER, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES, PARENT OR ANY OF THE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, PARENT, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE PURCHASERS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY OR PARENT IN SECTION 2 OR SECTION 3, AS APPLICABLE; AND (B) NONE OF THE COMPANY, PARENT, ANY OF THEIR RESPECTIVE SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR PARENT IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, PARENT, ANY OF THEIR RESPECTIVE SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF THE PURCHASERS ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, PARENT, THEIR

RESPECTIVE SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF THE PURCHASERS HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 2 OR SECTION 3, AS APPLICABLE, OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.12, CLAIMS AGAINST THE COMPANY, PARENT OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 2 OR SECTION 3, AS APPLICABLE, BY SUCH PERSON.

5. Covenants.

5.1 A&R Merger Agreement. From and after the date of this Agreement, the Company and Parent shall not amend, modify, or waive any rights under the A&R Merger Agreement that would or would reasonably be expected to adversely affect the rights granted to Purchaser under this Agreement, the Certificate of Designations or the other Transaction Agreements without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

5.2 Warrant; Registration Rights Agreement.

(a) Promptly following the earlier to occur of (i) the consummation of the de-SPAC Transactions or (ii) the termination of the A&R Merger Agreement in accordance with its terms, as applicable, Parent (in respect of clause (i)) or the Company (in respect of clause (ii)), as the case may be, shall issue to Purchaser a warrant to purchase shares of Parent Common Stock or Company Common Stock, as the case may be, in the form of Exhibit G attached to this Agreement (the “Warrant”).

(b) Concurrently with the consummation of the transactions contemplated by the A&R Merger Agreement, Parent and Purchaser (or one or more Affiliates thereof) shall execute and deliver the Registration Rights Agreement, which shall cover the registration of all shares of Parent Common Stock underlying the Warrant.

5.3 Convertible Promissory Note. Upon (and solely in the event of) the termination of the A&R Merger Agreement in accordance with its terms, the Company will issue to Purchaser, and Purchaser will purchase from the Company, a subordinated convertible promissory note in accordance with the terms set forth in Exhibit H attached to this Agreement and in a form reasonably acceptable to the Company and Purchaser (each acting reasonably and in good faith) and, in connection therewith, the Company and Purchaser shall enter into a subordination agreement with the Senior Notes Collateral Agent on terms and conditions that are no less favorable to the Senior Noteholders (as defined in the Subordination Agreement) than the terms and conditions set forth in the Subordination Agreement.

5.4 Parent Certificate of Designations. Upon the consummation of the de-SPAC Transactions, Parent shall duly file, or cause to be duly filed, the Certificate of Designations of Series X Preferred Stock of Parent in the form of Exhibit C attached to this Agreement (the “Parent Certificate of Designations”) with the Secretary of State of the State of Delaware and deliver a certified copy of the Parent Certificate of Designations that was duly filed with the Secretary of State of the State of Delaware to Purchaser which shall be in full force and effect as of the date of consummation of the de-SPAC Transactions.

5.5 Regulatory Filings.

(a) If the parties hereto determine that a filing with the United States Federal Trade Commission and the United States Department of Justice is required under applicable laws with respect to (i) the Shares (or the Parent Series X Shares), (ii) the exercise of Warrants, or (iii) to permit the exercise of any rights that can be exercised by the holders of the Shares (or Parent Series X Shares) following any Event of Noncompliance or Special Event of Noncompliance (each as defined in the Certificate of Designations or the Parent Certificate of Designations, as applicable), then the parties shall, as promptly as practicable, but in no event later than ten (10) Business Days following (A) the execution and delivery of this Agreement with respect to the Shares (or the consummation of the de-SPAC Transactions with respect to the Parent Series X Shares), (B) following notice from Purchaser to the Company with respect to Purchaser’s planned exercise of the Warrants, or (C) the delivery of the applicable notice of an Event of Noncompliance or Special Event of Noncompliance (each as defined in the Certificate of Designations or the Parent Certificate of Designations, as applicable), as applicable, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”). Further, if the Purchaser determines that any other filing or approval with or from any Governmental Entity or any other Person is required pursuant to applicable Law or Contract to permit the exercise of any rights that can be exercised by the holders of the Shares (or Parent Series X Shares) following any Event of Noncompliance or Special Event of Noncompliance, then the Company shall, as promptly as practicable following such Event of Noncompliance or Special Event of Noncompliance, take all actions reasonably requested by the Purchaser with respect to such filings or approvals to permit the exercise of any rights that can be exercised by the holders of the Shares (or Parent Series X Shares) following any Event of Noncompliance or Special Event of Noncompliance, including with respect to Aspiration Financial, LLC (or any other Subsidiary of the Company subject to comparable Law), recommending to the board of any registered investment company for which it acts as investment adviser to take or recommend all actions reasonable necessary to effect the foregoing (including calling any requisite meetings, approving any requisite Contracts, approving and mailing requisite proxy materials and recommending approval of the foregoing to applicable shareholders). The parties hereto shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary to effect the foregoing.

(b) To effect the foregoing, the parties hereto shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act, including by requesting the termination or the acceleration of any applicable waiting or review periods thereunder; (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity or any other Person; and (iii) comply promptly with any such inquiry or request and supply to any Governmental Entity or any other Person without undue delay any additional information requested. None of the parties hereto shall participate in any meeting or material discussion with any Governmental Entity or any other Person with respect of any such filings, applications, investigation, or other inquiry without giving the other parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity or other Person, the opportunity to attend and participate in such meeting or discussion (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

(c) Nothing in this Agreement, including this Section 5.5, shall require the parties hereto or any of their respective Affiliates to: (i) proffer to, agree to, or to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the date of this Agreement, any of its assets, or the Shares (or the Parent Series X Shares) (or to consent thereto); (ii) proffer, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, its ability to use, own, operate or take any other actions with respect to any of its assets, the Shares (or the Parent Series X Shares) or its ability to vote, transfer, receive dividends or otherwise exercise full ownership or other rights with respect to the Shares (or the Parent Series X Shares); or (iii) take any action to overturn, defend against or oppose any action by any Governmental Entity to prohibit the transactions contemplated by this Agreement or prevent, materially delay or materially impair consummation of the transactions contemplated by this Agreement.

5.6 Taxes.

(a) From and after the date hereof until the date on which no Share or share of Parent Series X Shares remain outstanding (the “Series X Period”), as applicable, the issuer of the Shares or Parent Series X Shares (as applicable) will (at any time the Company is the issuer of Shares, or Parent is the issuer of Parent Series X Shares) be classified as a corporation for United States federal income tax purposes. For the avoidance of doubt, nothing in this Section 5.6 shall limit the ability of the Company and Parent to undertake the transactions contemplated by the A&R Merger Agreement.

(b) The Company and Parent shall not withhold United States federal tax from any payment (including deemed payments) made on or with respect to the Shares or the Parent Series X Shares, as applicable, unless the Company or Parent determines in good faith such withholding is otherwise required by applicable law.

(c) In the event that the Company or Parent is required to remit any amounts to a taxing authority on account of Taxes required to be deducted or withheld in respect of the Shares or the Parent Series X Shares, as applicable, the Company and Parent shall be entitled to offset any such amounts against any amounts or value payable to the holder(s) of Shares or Parent Series X Shares (or such holder’s successor), as applicable.

(d) Each holder of Shares or Parent Series X Shares, as applicable, shall deliver (and at all times shall be eligible to deliver) to the Company and Parent a valid and duly executed IRS Form W-9. Notwithstanding anything else in this Agreement, in no event will Purchaser or any other holder of Shares be entitled to participate in (or consent to the resolution of) any Tax audit, examination or other proceeding involving Tax matters of Parent, the Company or any of their Affiliates.

5.7 Status; Notifications. During the Series X Period, the Company shall give prompt notice to Purchaser of any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, any material breach of the terms of the A&R Merger Agreement or any failure or reasonably expected failure of any condition to the Company’s or Parent’s obligation to consummate the de-SPAC Transactions; provided that the delivery of any notice pursuant to this Section 5.7 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any party hereto or update the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable.

5.8 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance by the Company and Purchaser.

(b) Promptly after the execution of this Agreement, Parent, the Company and Purchaser shall also issue a joint press release announcing the execution of this Agreement.

5.9 Termination of Obligations. The covenants set forth in Section 5.1, Section 5.4, Section 5.5 (as to Parent) and Section 5.7 shall automatically terminate and be of no further force or effect immediately upon the termination of the A&R Merger Agreement in accordance with its terms.

6. Indemnification.

6.1 Indemnity by the Company. From and after the date of this Agreement, the Company (the “Company Indemnitor”) agrees to indemnify, defend and hold harmless Purchaser and its Affiliates, agents, directors and officers and their respective successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against and to pay the Purchaser Indemnitees for any and all payment, liability, interest, damage, injury, deficiency, penalty, settlement and fees, tax, costs or expenses (including all reasonable legal, accounting and other professional fees and all reasonable expenses and costs arising from the collection, prosecution, and defense of such in connection therewith) (collectively, “Damages”), incurred or suffered by any Purchaser Indemnitee to the extent arising out of any breach or violation of, or any inaccuracy in, any representation or warranty of the Company contained in Section 2, any failure of any certificate delivered to Purchaser pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Purchaser or any breach of, or default in connection with, any covenant made by the Company in this Agreement; provided, that such indemnification obligations of the Company Indemnitor pursuant to the terms and conditions set forth herein shall be assumed by the Parent upon the consummation of the de-SPAC Transactions.

6.2 Indemnity by Parent. Following the consummation of the de-SPAC Transactions, Parent (the “Parent Indemnitor”) agrees to indemnify, defend and hold harmless the Purchaser Indemnitees from and against and to pay the Purchaser Indemnitees for any and all Damages incurred or suffered by any Purchaser Indemnitee to the extent arising out of any breach or violation of, or any inaccuracy in, any representation or warranty of Parent contained in Section 3, any failure of any certificate delivered to Purchaser pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Purchaser or any breach of, or default in connection with, any covenant made by Parent in this Agreement, in each case, whether occurring prior to or following the consummation of the de-SPAC Transactions.

6.3 Indemnity by Purchaser. . From and after the date of this Agreement, Purchaser (together with the Company Indemnitor and Parent Indemnitor, the “Indemnitors” and each an “Indemnitor”) agrees to indemnify, defend and hold the Company and its Affiliates, agents, directors and officers and their respective successors and permitted assigns (collectively, the “Company Indemnitees”, and together with the Purchaser Indemnitees, the “Indemnitees” and each an “Indemnitee”) harmless from and against and to pay the Company for any and all Damages incurred or suffered by any Company Indemnitee to the extent arising out of any breach or violation of, or any inaccuracy in, any representation or warranty in Section 4 or any covenant made by Purchaser in this Agreement.

6.4 Expiration of Representations and Warranties; Exclusive Remedy.

(a) Except in the case of fraud or willful misconduct, (i) the Company Fundamental Representations, Parent Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 2.29 and Section 3.12 shall survive the Closing until the date that is eighteen (18) months after the date of the Closing, (iii) the representations and warranties contained in Section 2.16 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and (iv) all the representations and warranties of the Company, Parent and Purchaser contained in this Agreement and not described in clauses (i), (ii) or (iii) shall survive the Closing until the date that is twelve (12) months following the date of the Closing. Notwithstanding the foregoing, any bona fide claims asserted in accordance with this Agreement and in good faith with reasonably specificity (to the extent known at such time) and in writing by notice from the Indemnitees to the Indemnitor prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants and agreements made by any party in this Agreement shall survive until performed or the obligation to so perform shall have expired and any claim for indemnification for a breach of any such covenant or agreement shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything in this Agreement to the contrary, the representations, warranties and covenants of Parent in this Agreement shall automatically terminate, expire and be of no further force or effect immediately upon the termination of the A&R Merger Agreement.

(b) It is the intention of the parties to this Agreement that the survival periods set forth in Section 6.4(a) supersede any statute of limitation applicable to the representations and warranties contained in this Agreement or claim in respect thereof, except in the case of fraud or willful misconduct. Except in the case of fraud or willful misconduct, the monetary remedies set forth in this Section 6.4(b) shall provide the sole and exclusive remedies arising out of or in connection with any breach or alleged breach of any representation or warranty made herein. Each of the parties to this Agreement acknowledges that this Section 6.4 has been negotiated fully and at arm’s-length and that the parties would not have entered into this Agreement but for this Section 6.4.

6.5 Limitations on Liability.

(a) Notwithstanding anything contained in this Agreement to the contrary, except in the case of fraud or willful misconduct, in no event shall the aggregate liability of Damages paid by an Indemnitor pursuant to the terms and conditions of Section 6.1, Section 6.2, or Section 6.3, as applicable, exceed an aggregate amount equal to the amount that has been actually funded by Purchaser to the Company on the Closing Date. The right of a Person to any remedy pursuant to this Section 6 shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.

(b) All Damages shall be calculated net of the amount of any recoveries actually received by an Indemnitee under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnitor) incurred or paid to procure such recoveries) in respect of any Damages suffered, paid, sustained or incurred by any Indemnitee; provided that no Indemnitee shall have any obligation to seek to obtain or continue to pursue any such recoveries. If an Indemnitee receives any amounts under applicable insurance policies or third party contractual indemnification or contribution provisions subsequent to its receipt of an indemnification payment by the applicable Indemnitor, then such Indemnitee will, without duplication, promptly reimburse such Indemnitor for any indemnification payment made by such Indemnitor up to the amount received by the Indemnitee (in each case, calculated net of any actual collection costs and reserves, out-of-pocket expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnitee) incurred or paid to procure such recoveries). Notwithstanding anything to the contrary contained herein or in the Certificate of Designations or the Parent Certificate of Designations, any amounts due to any Indemnitee upon redemption of the shares of Series X Preferred Stock held by such Indemnitee pursuant to the Certificate of Designations or the Parent Certificate of Designations, as applicable, shall be reduced by the amount of Damages to the extent such Damages are with respect to the Liquidation Preference or the value of the Accruing Dividends (each as defined in the Certificate of Designations or the Parent Certificate of Designations, as applicable) on the Series X Preferred Stock (excluding any payment, liability, interest, damage, injury, deficiency, penalty, settlement and fees, tax, costs, and expenses incurred by the Purchaser Indemnitees, in each case arising from the collection, prosecution, and defense of any claim for indemnification under Section 6.1 or Section 6.2) (“Series X Damages”) actually indemnified for by an Indemnitor pursuant to the terms and conditions of Section 6.1 or Section 6.2, as applicable.

(c) Notwithstanding anything to the contrary contained herein, in no event shall any Indemnitor be liable to any Indemnitee for any punitive damages, lost profits or revenues (including any damages on account of lost or delayed opportunities) relating to the breach or alleged breach of this Agreement or any Transaction Agreement; provided, however, that the foregoing will not apply to any such damages paid or payable by an Indemnitee to a third party in connection with a Third-Party Claim (as defined below).

6.6 Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any action, suit, claim, arbitration, mediation or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification pursuant to the terms of this Agreement, the Indemnitee shall give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Third-Party Claim in reasonable detail, and shall, to the extent reasonably practicable, include copies of material written evidence thereof and material correspondence from or to such third-party (or its Representatives) related to the matter giving rise to such Third-Party Claim and shall indicate the estimated amount (which estimate shall not be conclusive of the final amount of such Third-Party Claim), if reasonably practicable, of the Damages that has been sustained by the Indemnitee.

(a) The Indemnitor and the Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including, granting reasonable access to the other party during normal business hours to the premises, personnel and documents or records of the Indemnitor and the Indemnitee, as applicable, at the expense of the requesting party, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim; provided, that the requesting party shall (A) use commercially reasonable efforts to prevent the disruption of the business of the other party and its Affiliates, and (B) not to request disclosure of any confidential or legally privileged information, or any personal information, other than in compliance with applicable Law.

(b) Neither the Indemnitor nor the Indemnitee shall enter into settlement or compromise of, or offer to settle or compromise, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such consent may be withheld in either the Indemnitee’s or the Indemnitor’s sole discretion in the event such settlement or compromise of, or offer to settle or compromise, or consent to the entry of any judgment with respect to any Third-Party Claim is on a basis that would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or any of its Affiliates, (B) a finding or admission of any violation of laws or any violation of the rights of any Person by the Indemnitee or any of its Affiliates, (C) a finding or admission that would have an adverse effect on the reputation of the Indemnitee or any of its Affiliates or on any other claims made or threatened against any such Persons, (D) any monetary liability that is not paid in full by the Indemnitor or (E) any non-monetary condition or obligation being imposed on the Indemnitee or any of its Affiliates.

6.7 Direct Claims. Any claim by an Indemnitee on account of a Damage which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount (which estimate shall not be conclusive of the final amount of such Direct Claim), if reasonably practicable, of the Damages that has been sustained by the Indemnitee. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnitee shall use commercially reasonable efforts to allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall use commercially reasonable efforts to assist the Indemnitor’s investigation by providing reasonable access during normal business hours to the Indemnitee’s premises and personnel and documents or records as the Indemnitor or any of its professional advisors may reasonably request; provided, that the Indemnitor shall (i) use commercially reasonable efforts to prevent the disruption of the business of the Indemnitor and its Affiliates, and (ii) not to request the Indemnitee to disclose any confidential or legally privileged information, or any personal information, other than in compliance with applicable law. If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor shall be deemed to have rejected such Direct Claim, in which case the Indemnitee shall be free to pursue any remedies as may be available to the Indemnitee under this Agreement.

6.8 Certain Tax Matters. All indemnification payments under this Section 6 shall be treated as adjustments to the applicable Purchaser’s relevant Purchase Price for all tax purposes, except as otherwise required by applicable law. In no event will any Indemnitee be permitted to make any claim in respect of a Third-Party Claim relating to Tax matters prior to the time that a relevant taxing authority has issued a proposed assessment or deficiency or commenced an audit or other proceeding in which the taxing authority has identified the subject matter of such claim as a specific item that is the subject of such audit or proceeding.

7. Miscellaneous.

7.1 Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that, subject to the terms of this Agreement, Purchaser may transfer or assign its rights and obligations under this Agreement in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that such assignee or transferee, as the case may be, shall execute and deliver a subordination agreement with the Senior Notes Collateral Agent on terms and conditions that are no less favorable to the Senior Noteholders (as defined in the Subordination Agreement) than the terms and conditions set forth in the

Subordination Agreement; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser. Any purported transfer or assignment in violation of this Section 7.1 shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4 Titles and Subtitles; Disclosure Schedules. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, respectively, and the disclosures in any section or subsection of the Company Disclosure Schedule or Parent Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 3, respectively only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

7.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. If notice is given to the Company, it shall be sent to Aspiration Partners, Inc., 4640 Admiralty Way, Suite 725, Marina Del Rey, CA 90292, Attention: Andrei Cherny ([***]) and Mike Shuckerow ([***]); and a copy (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York, 10020, Attention: Scott Craig ([***]) and Nima J. Movahedi ([***]). If notice is given to Parent, it shall be sent to InterPrivate III Financial Partners Inc., 1350 Avenue of the Americas, 2nd Floor, New York, New York, 10019, Attention: Ahmed M. Fattouh ([***]) and Brian Bentley ([***]); and a copy (which shall not constitute notice) shall also be sent to White & Case LLP, 1221 Avenue of the Americas, New York, New York, 10020, Attention: AJ Ericksen ([***]) and Bryan Luchs ([***]). If notice is given to Purchaser, it shall be sent to c/o Oaktree Capital Management, LP, 333 S. Grand Ave., 28th Floor, Los Angeles, California 90071, Attention: Brian Laibow ([***]) and Jordan Mikes ([***]); and a copy (which shall not constitute notice) shall also be sent to Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California 90067, Attention: Patrick S. Brown ([***]) and Rita-Anne O’Neill ([***]).

7.6 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchasers agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees or Representatives is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or Representatives is responsible.

7.7 Further Assurances. Following the date of this Agreement, the parties to this Agreement shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required under applicable law with respect to the transactions contemplated by this Agreement and/or the other Transaction Agreements.

7.8 Transaction Expenses. On (a) the Closing Date, to the extent not paid or reimbursed prior to the Closing, and (b) the date of consummation of the de-SPAC Transactions, to the extent not paid or reimbursed prior to the consummation of the de-SPAC Transactions, in each case, the Company shall pay or reimburse all reasonable and documented out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and reasonable costs and expenses associated with business, accounting, asset, tax and legal due diligence, travel, appraisals, valuations, and audits) (the “Transaction Expenses”) incurred by or on behalf of Purchaser, its Affiliates and Representatives (whether before, on, or after the date hereof) in connection with (i) business, accounting, asset, tax and legal due diligence, and (ii) the preparation, negotiation, execution, and delivery of this Agreement, any and all documentation for the Transactions and (iii) the enforcement of any of Purchaser’s rights and remedies under this Agreement (including, for the avoidance of doubt, any costs and expenses incurred in connection with the collection of the Transaction Expenses); provided, that the Company’s reimbursement obligations hereunder solely with respect to the Transaction Expenses incurred by or on behalf of Purchaser, its Affiliates and Representatives following the Closing Date but prior to the earlier of (A) the date of consummation of the de-SPAC Transactions or (B) the termination of the A&R Merger Agreement in accordance with its terms shall be limited to $150,000, which amount may be increased with the consent of the Company in its sole discretion.

7.9 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12 Entire Agreement. This Agreement (including the exhibits hereto), the Certificate of Designations and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.13 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

7.14 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

7.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.16 Waiver of Conflicts. Each party to this Agreement acknowledges that Latham & Watkins LLP (“Latham”), outside general counsel to the Company, has in the past performed and is or may now or in the future represent one or more of the other parties to this Agreement in matters unrelated to the transactions contemplated by this Agreement and related agreements (the “Financing”), including representation of such parties in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Latham inform the parties hereunder of this representation and obtain their consent. Latham has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. The Company and each other party to this Agreement hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, Latham has represented solely the Company and not any Investor, Holder (each as defined in the Investor Rights Agreement) or any stockholder, director or employee of the Company or any Investor or Holder; and (c) gives its informed consent to Latham’s representation of the Company in the Financing.

7.17 Specific Performance. Each party hereto expressly acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of this Agreement, and that any actual or threatened breach by a party hereto of any of the provisions of this Agreement may result in immediate, irreparable and continuing injury to the other party hereto for which a remedy at law would be inadequate. Each of the parties hereto therefore agrees that, in addition to any other available remedies the other party hereto may have in equity or at law, such other party shall be entitled, without the posting of a bond, to enforce specifically the terms and provisions of this Agreement and to obtain temporary, preliminary and permanent injunctive relief or other equitable relief, in each case issued by a court of competent jurisdiction in accordance with Section 7.14, in case of any such actual or threatened breach by such party.

7.18 Trust Account Waiver; Non-Recourse.

(a) Each Purchaser hereby acknowledges that, as described in Parent’s prospectus relating to its initial public offering (the “SPAC IPO”) dated March 4, 2021 available at www.sec.gov, Parent has established the Trust Account (as defined in the A&R Merger Agreement) containing the proceeds of the SPAC IPO and from certain private placements occurring simultaneously with the SPAC IPO (including interest accrued from time to time thereon) for the benefit of Parent, its public stockholders and certain other parties (including the underwriters of the SPAC IPO). For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Purchaser hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement; provided, however, that nothing in this Section 7.18 shall (i) serve to limit or prohibit such Purchaser’s right to pursue a claim against Parent for legal relief against assets held outside the Trust Account (so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of Parent), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that such Purchaser may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of Parent) or (iii) be deemed to limit such Purchaser’s right to distributions from the Trust Account in accordance with Parent’s certificate of incorporation in respect of any redemptions by a Purchaser in respect of the Class A Common Stock of Parent.

(b) For the avoidance of doubt, under no circumstances shall any Company Authorized Person or Parent Authorized Person (or any current or former directors, officers or affiliates of the Company or Parent) have any liability arising under this Agreement for any reason.

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IN WITNESS WHEREOF, the parties have executed this Series X Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

ASPIRATION PARTNERS, INC.

By:	/s/ Andrei Cherny
Name: Andrei Cherny
Title: Chief Executive Officer

PARENT:

INTERPRIVATE III FINANCIAL PARTNERS INC.

By:	/s/ Ahmed Fattouh
Name: Ahmed Fattouh
Title: Chief Executive Officer & Chairman

[Signature Page to Series X Preferred Stock Purchase Agreement]

PURCHASER:

OCM ASPIRATION HOLDINGS, LLC

By:	Oaktree Fund GP, LLC
Its:	Manager

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Brian Laibow
Name:	Brian Laibow
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

Address: 333 S. Grand Ave. Fl 28 Los Angeles, CA 90071

Email: [***] Email: [***]

[Signature Page to Series X Preferred Stock Purchase Agreement]

EXHIBITS

Exhibit A	PURCHASER

Exhibit B	FORM OF CERTIFICATE OF DESIGNATIONS (COMPANY)

Exhibit C	FORM OF CERTIFICATE OF DESIGNATIONS (PARENT)

Exhibit D	FORM OF INVESTOR RIGHTS AGREEMENT(COMPANY)

Exhibit E	FORM OF INVESTOR RIGHTS AGREEMENT (PARENT)

Exhibit F	FORM OF SUBSCRIPTION AGREEMENT

Exhibit G	FORM OF WARRANT

Exhibit H	CONVERTIBLE PROMISSORY NOTE TERM SHEET

Exhibit I	FORM OF SUBORDINATION AGREEMENT

Exhibit J	COMPANY DISCLOSURE SCHEDULE

Exhibit K	PARENT DISCLOSURE SCHEDULE

EXHIBIT A

PURCHASER

Purchaser	Number of Shares	Price
OCM Aspiration Holdings, LLC c/o Oaktree Capital Management, LP 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071	27,777,777	$250,000,000

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATIONS (COMPANY)

EXHIBIT C

FORM OF CERTIFICATE OF DESIGNATIONS (PARENT)

EXHIBIT D

FORM OF INVESTOR RIGHTS AGREEMENT (COMPANY)

EXHIBIT E

FORM OF INVESTOR RIGHTS AGREEMENT (PARENT)

EXHIBIT F

FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT G

FORM OF WARRANT

EXHIBIT H

CONVERTIBLE PROMISSORY NOTE TERM SHEET

EXHIBIT I

FORM OF SUBORDINATION AGREEMENT

EXHIBIT J

COMPANY DISCLOSURE SCHEDULE

EXHIBIT K

PARENT DISCLOSURE SCHEDULE